Genesee & Wyoming Inc. Acquires Rail Line To Portsmouth Terminal

GREENWICH, Conn., Aug. 30, 2006 /PRNewswire-FirstCall/ — Genesee & Wyoming Inc. (GWI) (NYSE: GWR) today announced that it has exercised an option to purchase from Norfolk Southern Corp. (NS) 12.5 miles of previously leased rail line through Portsmouth, Chesapeake, and Suffolk, VA.

GWI’s subsidiary, Commonwealth Railway (CWRY), will own and continue to operate the line upon receipt of customary regulatory approvals. In addition to current customers, CWRY intends to serve a new Portsmouth container terminal being constructed by APM Terminals North America, part of Maersk Inc.’s A.P. Moller-Maersk Group, the global container shipping company and terminal operator. APM Terminals plans to complete construction of the new $450 million port terminal, which includes a 3,200-ft. wharf, in July 2007.

GWI has commenced a $14 million capital improvement project (including approximately $6 million in government grants) to meet the projected capacity needs of the new APM terminal. The majority of the capital expenditure relates to the construction of a new marshalling yard in Suffolk to facilitate CWRY’s interchange with NS and CSX Transportation Inc. and to the installation of new track connecting the CWRY main line to the APM terminal. GWI also will upgrade existing track and improve crossing signal protection from the new yard to the terminal.

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. GWI operates over 5,900 miles of owned and leased track and approximately 3,700 additional miles under track access arrangements.

CONTACT: Christopher Capot, GWI Corporate Communications, 203-629-3722, ccapot@gwrr.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Genesee & Wyoming’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.